Exhibit 99.1

Kaiser Aluminum Corporation Reports
Third Quarter and First Nine Months 2014 Financial Results

Highlights:

•	Third Quarter 2014:

◦	Net Sales $339 Million, Value Added Revenue $180 Million

◦	Operating Income $33 Million; Adjusted EBITDA $41 Million; EBITDA Margin 23%

◦	Results Impacted by Two Unanticipated, Temporary Events:

▪	Process Refinement to Enhance Quality Attributes of KaiserSelect® Aerospace Plate Resulted in Higher Internal Scrap and Remakes of Plate

▪	Unplanned Downtime in Aerospace Sheet Operations Hampered Production

◦	Second Highest Quarterly Heat Treat Plate and Auto Extrusion Shipments

◦	Strong Manufacturing Cost Performance

•	First Nine Months 2014:

◦	Strong Volume Growth in Aerospace and Automotive Applications Offset Pricing Pressure on Heat Treat Plate

◦	Significant Year-Over-Year Improvement in Manufacturing Cost Performance

FOOTHILL RANCH, Calif., October 20, 2014 - Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $16 million or $0.85 earnings per diluted share for the third quarter 2014, a decrease from $25 million or $1.33 earnings per diluted share for the second quarter 2014 and $25 million or $1.34 earnings per diluted share for the third quarter 2013. Excluding the impact of non-run-rate items, adjusted net income was $15 million or $0.79 per diluted share for the third quarter 2014, compared to adjusted net income of $19 million or $1.05 per diluted share for the second quarter 2014 and $17 million or $0.90 per diluted share for the prior year third quarter.

Net income for the first nine months of 2014 was $56 million or $3.02 earnings per diluted share. For the prior year period, net income of $78 million or $4.02 earnings per diluted share reflected a lower effective tax rate as a result of an $8 million Canadian tax benefit. Adjusted net income for the first nine months of 2014 was $47 million and adjusted earnings per diluted share of $2.54 compared to adjusted net income of $54 million and adjusted earnings per diluted share of $2.81 in the prior year period.

Value added revenue of $180 million for the third quarter 2014 was down from $190 million in the second quarter 2014 and was comparable to the prior year third quarter. On a sequential basis, the decline in value added revenue reflected primarily the impact of lower shipments of heat treat plate and sheet attributed to unanticipated yield losses related to manufacturing process refinements targeted at further improving the customer performance of the Company's KaiserSelect® plate products and unplanned downtime in the aerospace sheet operations during the quarter. In addition, value added revenue also reflected some seasonal demand weakness for general engineering applications. Compared to the prior year period, value added revenue in the third quarter 2014 reflected higher shipments for aerospace and automotive applications which largely mitigated the impact of competitive pricing pressure on heat treat plate.

For the first nine months of 2014, value added revenue of $555 million was up slightly from $553 million for the prior year period driven primarily by a 43% increase in value added revenue for automotive extrusions as new programs launched during the year. The growth in automotive value added revenue more than offset the impact of competitive pricing pressure on value added revenue for aerospace applications.

Adjusted consolidated EBITDA in the third quarter 2014 was $41 million or 22.7% of value added revenue compared to adjusted consolidated EBITDA of $46 million or 24.4% of value added revenue in the second quarter 2014, and $40 million or 22.2% of value added revenue for the prior year third quarter. The sequential decline in EBITDA was directly related to the third quarter production challenges that resulted in lower shipments, higher internal scrap, and remakes of aerospace plate and sheet products.
For the first nine months of 2014, adjusted consolidated EBITDA decreased approximately $8 million to $124 million compared to the prior year period. Improved manufacturing cost performance of approximately $7 million in 2014 was more than offset by a $4 million net sales impact from lower prices on heat treat plate and higher overall shipments, $3 million of higher planned major maintenance expense, and $3 million of higher prices for energy purchases. In addition, the first nine months of 2013 benefited from a $5 million customer payment received in lieu of minimum contractual aerospace volumes.
Summary

“Third quarter 2014 reflected two unanticipated challenges at our Spokane (Trentwood), Washington facility that caused our results to fall short of our expectation for shipments and adjusted EBITDA,” said Jack A. Hockema, President, CEO and Chairman. “In an effort to further enhance quality attributes and customer performance of our KaiserSelect® plate products, we made process refinements that temporarily resulted in higher internal scrap, remakes, and lost opportunity for additional spot business during the quarter. In addition, we experienced unplanned downtime in our aerospace sheet processing operations that, although not as significant, further impacted shipments during the quarter. These two issues had a direct impact on adjusted EBITDA of approximately $5 million in the third quarter.

“Although the proactive process refinement caused some unanticipated challenges in the third quarter, we are pleased with the resulting quality improvement as we are positioned for further differentiation of our aerospace plate product offering. In addition, despite the unanticipated obstacles to performance and normal seasonal demand weakness, the third quarter reflected our second highest quarterly shipments of heat treat plate and automotive extrusions. Additionally, we continue to benefit from the strategic investments made over the past several years, generating strong manufacturing cost performance in the quarter. We expect further improvement as our Phase 5 heat treat plate expansion and new casting complex continue to ramp up to full production and as we continue to capitalize on strong secular demand growth in aerospace and automotive applications,” stated Mr. Hockema.

Third Quarter and First Nine Months 2014 Consolidated Results
(Non GAAP, Unaudited)*
($mm, except shipments, realized price and per share amounts)

	Quarterly			Nine Months Ended September 30,
	3Q14	2Q14	3Q13	2014	2013

Shipments (millions of lbs)	144	152	141	448	427

Net Sales	$339	$344	$320	$1,018	$986
Less: Hedged Cost of Alloyed Metal	$(159)	$(155)	$(138)	$(463)	$(433)
Value Added Revenue[1]	$180	$190	$182	$555	$553

Realized Price per Pound ($/lb)
Net Sales	$2.35	$2.27	$2.27	$2.27	$2.31
Less: Hedged Cost of Alloyed Metal	$(1.10)	$(1.02)	$(0.98)	$(1.03)	$(1.01)
Value Added Revenue	$1.25	$1.25	$1.29	$1.24	$1.30

Adjusted[1]
Operating Income	$33	$39	$34	$101	$112
EBITDA[2]	$41	$46	$40	$124	$132
EBITDA Margin[3]	22.7%	24.4%	22.2%	22.3%	24.0%
Net Income	$15	$19	$17	$47	$54
EPS, Diluted	$0.79	$1.05	$0.90	$2.54	$2.81

As Reported
Operating Income	$33	$46	$42	$111	$132
Net Income	$16	$25	$25	$56	$78
EPS, Diluted	$0.85	$1.33	$1.34	$3.02	$4.02

1    Adjusted numbers exclude non-run-rate items
2    Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization
3    Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue
*Please refer to GAAP financial statements
Totals may not sum due to rounding

Consolidated operating income, as reported of $33 million for the third quarter 2014 and $111 million for the first nine months of 2014, included net non-run-rate items of $0 and non-run-rate gains of approximately $11 million, respectively.

Excluding the impact of non-run-rate items, adjusted consolidated operating income of $33 million in the third quarter 2014 was approximately $6 million lower sequentially primarily as a result of the unanticipated third quarter production challenges. On a year-over-year comparative basis, adjusted consolidated operating income for the third quarter 2014 was down slightly from $34 million in the third quarter 2013 as higher shipments largely offset the impact of heat treat plate pricing pressure.

For the first nine months of 2014, adjusted consolidated operating income of $101 million declined $11 million compared to the first nine months of 2013, reflecting a $5 million customer payment recognized in 2013, $3 million of higher planned major maintenance expenses, $3 million of higher prices for energy purchases, and $2 million of higher depreciation expense. Relative to the first nine months of 2013, improved underlying manufacturing costs of approximately $7 million in 2014 more than offset the $4 million net sales impact from lower prices for heat treat plate and higher overall shipments during the period.

During the first nine months of 2014, the Company continued to generate strong cash flow that funded normal operating cash requirements and a $16 million annual variable contribution to the VEBAs. In addition, consistent with the Company’s priorities for capital allocation, approximately $40 million was deployed to organic capital investments specifically related to growth in aerospace and automotive applications, and approximately $48 million of cash was returned to shareholders through share repurchases and quarterly dividends. As of September 30, 2014, cash and cash equivalents and short-term investments were $312 million, and net borrowing availability under the Company's revolving credit facility was $263 million. The Company anticipates utilizing approximately $175 million of cash to repay the 4.5% Cash Convertible Notes at maturity on April 1, 2015.

Outlook

“As we look forward, we anticipate improving demand for our aerospace and automotive extrusions applications to be an offset to normal fourth quarter seasonal demand weakness. As in prior years, we have significant planned major maintenance in the fourth quarter which this year includes an extended planned outage at our Newark, Ohio facility that is expected to be completed during the quarter,” said Mr. Hockema. “Overall, we anticipate that fourth quarter value added revenue and adjusted EBITDA will be similar to the third quarter 2014. As a consequence of third quarter earnings coming in below our expectation, we now anticipate that full year 2014 adjusted EBITDA will fall slightly below 2012 and 2013 levels.

“Looking to 2015, we remain positive as we are positioned to continue improving our manufacturing cost performance, the aerospace supply chain inventory overhang is slowly abating, our aluminum extrusion content for automotive applications is positioned for further growth, and general industrial demand is demonstrating steady improvement. Our long-term prospects are excellent as we continue to realize the full benefits from strong secular demand fundamentals for our aerospace and automotive extrusion applications and continued improvement in our manufacturing performance driven by the capital investments we have made to support growth and enhance efficiency,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Tuesday, October 21, 2014, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss third quarter and first nine months 2014 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (888) 427-9419, and accessed internationally at (719) 457-2689. A link to the simultaneous webcast can be accessed on the Company's website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube and wire products, adhering to traditions of quality, innovation and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) material adverse changes in economic or industry conditions generally, including global financial markets; (b) the Company’s inability to achieve the level of profitable growth, capacity and capability expansions, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s acquisitions and other strategic investments, as well as its ability to participate in anticipated new automotive programs expected to launch in the future; (c) increases in the Company’s costs, including the cost of energy, raw materials and freight costs, which it is unable to pass through to its customers; (d) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (e) the Company's ability to lower energy costs, realize manufacturing throughput gains and efficiencies and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing and cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (f) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company's common stock and any decision by the Company's board of directors in regard to either; (g) unfavorable changes in laws or regulations that impact the Company’s operations and results; (h) the outcome of contingencies, including legal proceedings, government investigations and environmental remediation; and (i) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2013. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations Contact:                    Public Relations Contact:
Melinda C. Ellsworth                         Dave Quast
Kaiser Aluminum Corporation                    FTI Consulting
(949) 614-1757                             (213) 452-6348

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Unaudited)
	(In millions of dollars, except share and per share amounts)
Net sales	$338.9	$319.9	$1,018.1	$986.2
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and amortization and other items	280.4	259.5	838.8	784.6
Unrealized losses (gains) on derivative instruments	3.6	(1.5)	—	3.4
Depreciation and amortization	8.0	6.9	23.1	20.9
Selling, administrative, research and development, and general:
Selling, administrative, research and development, and general	19.0	19.0	61.3	62.5
Net periodic pension benefit income relating to VEBAs (includes accumulated other comprehensive income reclassifications related to VEBA of $2.1 and $1.3 for the quarters ended September 30, 2014 and September 30, 2013, respectively, and $6.6 and $4.1 for the nine months ended September 30, 2014 and September 30, 2013, respectively)	(6.0)	(5.6)	(17.7)	(16.9)
Total selling, administrative, research and development, and general	13.0	13.4	43.6	45.6
Other operating charges, net	1.3	—	1.5	—
Total costs and expenses	306.3	278.3	907.0	854.5
Operating income	32.6	41.6	111.1	131.7
Other (expense) income:
Interest expense	(9.7)	(8.8)	(27.7)	(27.1)
Other income, net (includes accumulated other comprehensive income reclassifications for realized gains on available for sale securities of $0.0 and $0.2 for the quarters ended September 30, 2014 and September 30, 2013, respectively, and $0.2 and $0.8 for the nine months ended September 30, 2014 and September 30, 2013, respectively)	2.2	2.9	5.9	3.1
Income before income taxes	25.1	35.7	89.3	107.7
Income tax provision (includes aggregate income tax expense from reclassification items of $(0.8) and $(0.5) for the quarters ended September 30, 2014 and September 30, 2013, respectively, and $(2.4) and $(1.3) for the nine months ended September 30, 2014 and September 30, 2013, respectively)	(9.2)	(10.3)	(33.1)	(30.2)
Net income	$15.9	$25.4	$56.2	$77.5

Earnings per common share, Basic:
Net income per share	$0.90	$1.37	$3.15	$4.09
Earnings per common share, Diluted: [2]
Net income per share	$0.85	$1.34	$3.02	$4.02
Weighted-average number of common shares outstanding (in thousands):
Basic	17,707	18,548	17,853	18,915
Diluted [2]	18,619	19,058	18,592	19,267

[1]	Please refer to the Company's Form 10-Q for the quarter ended September 30, 2014, for detail regarding the items in the table.

[2]	Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)

	September 30, 2014	December 31, 2013
	(Unaudited)
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$212.3	$169.5
Short-term investments	100.1	129.5
Receivables:
Trade, less allowance for doubtful receivables of $0.8 at September 30, 2014 and December 31, 2013	132.4	119.8
Other	10.4	13.4
Inventories	211.3	214.4
Prepaid expenses and other current assets	156.4	44.2
Total current assets	822.9	690.8
Property, plant, and equipment – net	442.9	429.3
Net assets of VEBAs	430.3	406.0
Deferred tax assets – net (including deferred tax liability relating to the VEBAs of $161.5 at September 30, 2014 and $152.4 at December 31, 2013)	26.7	69.1
Intangible assets – net	32.5	33.7
Goodwill	37.2	37.2
Other assets	23.8	104.8
Total	$1,816.3	$1,770.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$89.3	$62.9
Accrued salaries, wages, and related expenses	37.2	42.7
Other accrued liabilities	131.7	44.8
Current portion of long-term debt	170.2	—
Short-term capital leases	0.1	0.2
Total current liabilities	428.5	150.6
Deferred tax liability	1.2	1.2
Long-term liabilities	60.9	146.4
Long-term debt	225.0	388.5
Total liabilities	715.6	686.7
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized at both September 30, 2014 and December 31, 2013; no shares were issued and outstanding at September 30, 2014 and December 31, 2013	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both September 30, 2014 and at December 31, 2013; 21,196,901 shares issued and 17,829,629 shares outstanding at September 30, 2014; 21,103,700 shares issued and 18,147,017 shares outstanding at December 31, 2013	0.2	0.2
Additional paid in capital	1,026.9	1,023.1
Retained earnings	271.1	233.8
Treasury stock, at cost, 3,367,272 shares at September 30, 2014 and 2,956,683 shares at December 31, 2013, respectively	(181.1)	(152.2)
Accumulated other comprehensive loss	(16.4)	(20.7)
Total stockholders’ equity	1,100.7	1,084.2
Total	$1,816.3	$1,770.9

1    Please refer to the Company's Form 10-Q for the quarter ended September 30, 2014 and Form 10-K for the year ended
December 31, 2013 for additional detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)

(In millions of dollars, except share and per share amounts)	Quarter Ended			Nine Months Ended
	September 30,			September 30,
	2014		2013	2014	2013

GAAP operating income	$32.6		$41.6	$111.1	$131.7
Mark-to-market losses (gains)	3.5		(1.5)	—	3.4
Other operating NRR income items[1,2]	(3.2)		(6.6)	(10.6)	(23.6)
Operating income, excluding operating NRR items	32.9		33.5	100.5	111.5
Depreciation and Amortization	8.0		6.9	23.1	20.9
Adjusted EBITDA[3]	$40.9		$40.4	$123.6	$132.4

GAAP net income	$15.9	$—	$25.4	$56.2	$77.5
Operating NRR Items	0.3		(8.1)	(10.6)	(20.2)
Non-Operating NRR Items[4]	(2.2)		(2.2)	(3.6)	(1.7)
Tax impact of above NRR Items	0.6		3.9	5.3	8.3
NRR tax benefit	—		(1.9)	—	(9.7)
Adjusted net income	$14.6		$17.1	$47.3	$54.2

GAAP earnings per diluted share[5]	$0.85		$1.34	$3.02	$4.02
Adjusted earnings per diluted share[5]	$0.79		$0.90	$2.54	$2.81

1    Other operating non-run-rate items primarily represent the impact of non-cash net periodic benefit income related to the VEBAs, adjustments to plant-level LIFO, environmental expenses, and workers' compensation benefit/cost due to discounting.

2    NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.

3    Adjusted EBITDA equals operating income excluding operating non-run-rate items, plus depreciation and amortization.

4    Non-Operating NRR Items do not contribute to Reported Operating Income and represent the mark-to-market of convertible bond related financial derivatives.

5    Diluted shares for EPS calculated using treasury method.